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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                   FORM 8-K/A

                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        DATE OF REPORT:   MARCH 18, 1994


                                   UST CORP.
             (Exact name of registrant as specified in its charter)

          MASSACHUSETTS                                                  04-2436093
  (State or other jurisdiction              0-9623                      (IRS Employer
        of incorporation)          (Commission File Number)          Identification No.)



                40 COURT STREET
             BOSTON, MASSACHUSETTS                                 02108
    (Address of principal executive offices)                     (Zip Code)

                                 (617) 726-7000
              (Registrant's telephone number, including area code)


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

ITEM 7.  FINANCIAL STATEMENTS AND SUPPLEMENTARY MATERIAL


     The registrant, UST Corp. (the "Company"), is filing this Current Report on Form 8-K/A for purposes of future incorporation by reference into registration statements expected to be filed covering a variety of matters. This document contains certain financial information pursuant to Regulation S-X.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................    4
Consolidated Balance Sheets -- December 31, 1993 and 1992.............................    5
Consolidated Statements of Income for the years ended December 31, 1993, 1992 and
  1991................................................................................    6
Consolidated Statements of Changes in Stockholders' Investment for the years ended
  December 31, 1993, 1992 and 1991....................................................    7
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1992 and
  1991................................................................................    8
Notes to Consolidated Financial Statements............................................    9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of UST Corp.:

     We have audited the accompanying consolidated balance sheets of UST Corp. (a Massachusetts corporation) and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' investment and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UST Corp. and Subsidiaries as of December 31, 1993 and 1992, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As explained in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes and investments by adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1993 and December 31, 1993, respectively.

Arthur Andersen & Co.
Boston, Massachusetts
January 31, 1994

                           UST CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                   DECEMBER 31,
                                                                            ---------------------------
                                                                               1993            1992
                                                                            -----------     -----------
                                                                    ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Cash, due from banks and interest-bearing deposits (Note 3)..............    $  90,198       $ 116,529


Excess funds sold to banks and other short-term investments..............       96,647           1,341
Securities (Notes 1 and 4):
    Investment portfolio (Market value: $8,163)..........................                        8,122
    Securities available-for-sale:
         Mortgage-backed securities (Market value: $314,434 in 1992).....      263,435         307,014
         U.S. Treasury, corporate notes, and other
           (Market value: $161,313 in 1992)..............................      210,474         161,629
                                                                            -----------     -----------
         Total securities available-for-sale.............................      473,909         468,643
                                                                            -----------     -----------
             Total securities............................................      473,909         476,765
Loans (Notes 5, 14, and 16):
    Loans--net of unearned discount of $7,026 in 1993 and
      $9,094 in 1992.....................................................    1,317,579       1,470,600
    Reserve for loan losses..............................................      (62,547)        (50,126)
                                                                            -----------     -----------
                                                                             1,255,032       1,420,474
Premises, furniture and equipment, net (Note 6)..........................       32,661          35,055
Goodwill.................................................................        2,192           2,315
Other real estate owned (Note 7).........................................       19,468          43,154
Other assets (Notes 2, 10, and 12).......................................       74,159          82,428
                                                                            -----------     -----------
             Total Assets................................................    $2,044,266      $2,178,061
                                                                            -----------     -----------
                                                                            -----------     -----------
                               LIABILITIES AND STOCKHOLDERS' INVESTMENT
Deposits:
    Demand:
         Noninterest bearing.............................................    $ 373,793       $ 422,056
         Interest bearing................................................      170,642         148,639
    Savings:
         Money market....................................................      323,979         385,305
         Other...........................................................      320,924         323,746
    Time:
         Certificates of deposit over $100,000...........................       72,911          84,822
         Other...........................................................      378,549         427,363
                                                                            -----------     -----------
         Total deposits..................................................    1,640,798       1,791,931
Short-term borrowings (Note 8)...........................................      226,268         202,051
Other borrowings (Note 9)................................................       14,286          18,607
Other liabilities........................................................       10,095          21,592
Commitments and contingencies (Notes 15 and 16)
Stockholders' investment (Notes 1, 4, 9, 11, and 13):
    Preferred stock $1 par value; Authorized -- 4,000,000 shares;
     Outstanding -- None
    Common stock $.625 par value; Authorized -- 30,000,000 shares;
     Outstanding -- 17,304,795 and 14,036,842 shares in 1993 and 1992,
     respectively........................................................       10,815           8,773
    Additional paid-in capital...........................................       69,694          47,694
    Retained earnings....................................................       68,437          88,537
    Unrealized gain on securities available for sale, net of tax.........        3,335
    Unrealized loss on marketable equity securities......................                          (17)
    Deferred compensation, net...........................................          538          (1,107)
                                                                            -----------     -----------
    Total stockholders' investment.......................................      152,819         143,880
                                                                            -----------     -----------
             Total Liabilities and Stockholders' Investment..............    $2,044,266      $2,178,061
                                                                            -----------     -----------
                                                                            -----------     -----------


  The accompanying notes are an integral part of these consolidated financial statements.

                           UST CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                       1993            1992            1991
                                                     ---------       ---------       ---------
                                                    ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income:
     Interest and fees on loans..................    $ 110,673       $ 122,522       $ 174,344
     Interest and dividends on securities:
       Taxable...................................       28,635          32,859          30,093
       Nontaxable................................          265             467             665
       Dividends.................................          352             278             299
     Trading account interest....................                          192           4,870
     Other interest income.......................          703             706          11,222
                                                     ---------       ---------       ---------
          Total interest income..................      140,628         157,024         221,493
                                                     ---------       ---------       ---------
Interest expense:
     Interest on deposits........................       40,300          59,444         114,762
     Interest on short-term borrowings...........        6,239           7,757          17,922
     Interest on other borrowings................        1,405           1,769           1,956
                                                     ---------       ---------       ---------
          Total interest expense.................       47,944          68,970         134,640
                                                     ---------       ---------       ---------
     Net interest income.........................       92,684          88,054          86,853
Provision for loan losses (Note 5)...............       64,258          41,893          53,712
                                                     ---------       ---------       ---------
                                                        28,426          46,161          33,141
                                                     ---------       ---------       ---------
Noninterest income:
     Asset management fees.......................       15,798          12,526           9,070
     Service charges on deposit accounts.........        5,356           5,852           5,725
     Credit card merchant fees...................        4,926           4,304           4,568
     Gain on sale of securities, net (Note 4)....        4,403          13,724          10,560
     Writedown of equity securities..............         (181)            (44)         (7,118)
     Trading account profits (losses)............                         (132)          7,014
     Gain on sale of real estate (Note 6)........                                        3,030
     Lease residual income.......................        1,148             753           3,354
     Corporate services income...................        3,439           3,076           2,421
     Other.......................................        1,834           2,300           5,012
                                                     ---------       ---------       ---------
          Total noninterest income...............       36,723          42,359          43,636
                                                     ---------       ---------       ---------
Noninterest expense:
     Salary and employee benefits (Note 10)......       38,451          35,370          35,221
     Net occupancy expense.......................        7,419           7,384           8,060
     Credit card processing expense..............        3,815           3,416           3,350
     Deposit insurance assessment................        4,931           4,320           5,065
     Foreclosed asset and workout expense (Note
       7)........................................       23,356          20,272          14,516
     Other.......................................       19,538          25,410          23,110
                                                     ---------       ---------       ---------
          Total noninterest expense..............       97,510          96,172          89,322
                                                     ---------       ---------       ---------
Loss before income taxes.........................      (32,361)         (7,652)        (12,545)
     Income tax benefit (Note 12)................      (11,511)         (2,931)         (4,598)
                                                     ---------       ---------       ---------
Net loss before change in accounting method......      (20,850)         (4,721)         (7,947)
Cumulative effect of change in method of
  accounting for income taxes (Note 1)...........         (750)
                                                     ---------       ---------       ---------
Net loss.........................................    $ (20,100)      $  (4,721)      $  (7,947)
                                                     ---------       ---------       ---------
                                                     ---------       ---------       ---------
  Per share data:
     Net loss....................................    $   (1.31)      $    (.34)      $    (.58)
     Cash dividends declared.....................                                    $     .15
Weighted average number of common shares (Note
  11)............................................    15,362,251      13,984,190      13,793,617

  The accompanying notes are an integral part of these consolidated financial statements.

                           UST CORP. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' INVESTMENT

                                              COMMON STOCK     CAPITAL IN
                                            ----------------    EXCESS OF    RETAINED
                                            SHARES   AMOUNT     PAR VALUE    EARNINGS     OTHER
                                            ------   -------   -----------   ---------   -------
                                                             (IN THOUSANDS)
Balance, December 31, 1990...............   12,908   $8,067      $40,094     $107,847    $(7,929)
  Net loss...............................                                      (7,947 )
  Cash dividends declared -- ($.15 per
     share)                                                                    (2,091 )
  Stock dividend declared -- (5%)........     661       413        4,138       (4,551 )
  Restricted stock vesting (Note 11).....      22        14          348
  Dividend reinvestment plan issuances...     312       195        1,546
  Change in unrealized loss on equity
     securities..........................                                                 7,779
  Deferred compensation ESOP (Note 9)....                                                (1,429 )
                                            ------   -------   -----------   ---------   -------
Balance, December 31, 1991...............   13,903   $8,689      $46,126     $ 93,258    $(1,579)
  Net loss...............................                                      (4,721 )
  Stock option exercises and restricted
     stock
     vesting (Note 11)...................     134        84        1,568
  Change in unrealized loss on equity
     securities (Note 4).................                                                   133
  Changed in deferred compensation (Note
     9)                                                                                     322
                                            ------   -------   -----------   ---------   -------
Balance, December 31, 1992...............   14,037   $8,773      $47,694     $ 88,537    $(1,124)
  Net loss...............................                                     (20,100 )
  Common stock sales (Note 13)...........   3,155     1,972       21,271
  Stock option exercises and restricted
     stock
     vesting (Note 11)...................     113        70          729
  Cumulative effect of change in method
     of
     accounting for investment
     securities,
     net of tax (Note 1).................                                                 3,335
  Change in unrealized loss on equity
     securities (Note 4).................                                                    17
  Change in deferred compensation
     (Notes 9, 10, and 11)...............                                                 1,645
                                            ------   -------   -----------   ---------   -------
Balance, December 31, 1993...............   17,305   $10,815     $69,694     $ 68,437    $3,873
                                            ------   -------   -----------   ---------   -------
                                            ------   -------   -----------   ---------   -------

  The accompanying notes are an integral part of these consolidated financial statements.

                           UST CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                         ---------------------------------------------
                                                                           1993              1992              1991
                                                                         ---------         ---------         ---------
                                                                                         (IN THOUSANDS)
Cash flows from operating activities:
    Net loss...........................................................  $ (20,100)        $  (4,721)        $  (7,947)
    Adjustments to reconcile net loss to net cash provided by operating activities:
        Cumulative effect of change in accounting method...............       (750)
        Provision for loan losses......................................     64,258            41,893            53,712
        Depreciation and amortization..................................      5,029             5,031             5,694
        Amortization of gain on sale/leaseback.........................       (384)             (384)             (807)
        Amortization of security premiums, net.........................      1,344             1,856               961
        Trading account sales..........................................                      209,917           486,878
        Trading account purchases......................................                     (173,260)         (491,865)
        Gain on sale of securities, net................................     (4,403)          (13,724)          (10,560)
        Writedown of equity securities.................................        181                44             7,118
        Trading account (profits) losses...............................                          132            (7,014)
        Loss on sale of other real estate owned, net...................      1,120             2,338             1,554
        Writedowns of other real estate owned..........................     16,244            10,783             7,496
        Deferred income tax benefit (expense)..........................     (4,494)            1,106            (9,911)
        Increase (decrease) in accruals and other, net.................     (1,241)           17,367            (3,425)
                                                                         ---------         ---------         ---------
Net cash provided by operating activities..............................     56,804            98,378            31,884
Cash flows provided by investing activities:
    Sales and maturities of investment securities......................      5,584             4,889           491,707
    Purchase of investment securities..................................     (1,063)             (334)         (573,792)
    Proceeds from securities held for sale.............................    321,517           371,663
    Purchases of securities held for sale..............................   (312,866)         (402,647)
    Net (increase) decrease in short-term investments..................    (95,306)              577             2,082
    Net loans paid.....................................................     87,939           117,439           156,490
    Loans put back to the RTC (Note 2).................................                                        513,572
    Sale of other real estate owned....................................     19,567            13,800               995
    Sale of building, net..............................................                                          7,965
    Purchases of premises and equipment................................     (1,268)           (1,257)          (10,457)
                                                                         ---------         ---------         ---------
Net cash provided by investing activities..............................     24,104           104,130           588,562
Cash flows used by financing activities:
    Net (decrease) increase in nontime deposits........................    (90,408)            3,195            27,663
    Net payments on certificates of deposit............................    (60,725)         (209,726)         (469,240)
    Net proceeds (payments) on short-term borrowings...................     24,217            20,528          (210,558)
    Payments of other borrowings.......................................     (4,000)           (4,500)
    Cash dividends.....................................................                                         (4,131)
    Issuance of common stock for cash, net.............................     23,677               120             1,741
                                                                         ---------         ---------         ---------
Net cash used by financing activities..................................   (107,239)         (190,383)         (654,525)
                                                                         ---------         ---------         ---------
    (Decrease) increase in cash and cash equivalents...................    (26,331)           12,125           (34,079)
    Cash and cash equivalents at beginning of year.....................    116,529           104,404           138,483
                                                                         ---------         ---------         ---------
    Cash and cash equivalents at end of year...........................  $  90,198         $ 116,529         $ 104,404
                                                                         ---------         ---------         ---------
                                                                         ---------         ---------         ---------
Supplemental disclosure of cash flow information:
    Cash paid during the year for:
        Interest.......................................................  $  48,959         $  71,233         $ 141,980
                                                                         ---------         ---------         ---------
                                                                         ---------         ---------         ---------
        Income taxes...................................................  $   1,210         $   2,495         $   5,228
                                                                         ---------         ---------         ---------
                                                                         ---------         ---------         ---------
Noncash transactions:
    Transfers from investment to trading account.......................                                      $  25,170
                                                                                                             ---------
                                                                                                             ---------
    Transfers from loans to other real estate owned....................  $  39,128         $  41,751         $  48,747
                                                                         ---------         ---------         ---------
                                                                         ---------         ---------         ---------
    Transfers to securities held for sale..............................  $   7,103                           $ 436,191
                                                                         ---------                           ---------
                                                                         ---------                           ---------
    Financed OREO sales................................................  $  25,883         $  23,184         $  17,715
                                                                         ---------         ---------         ---------
                                                                         ---------         ---------         ---------
    Stock issuance.....................................................  $     365         $   1,532         $     362
                                                                         ---------         ---------         ---------
                                                                         ---------         ---------         ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                           UST CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of UST Corp. and Subsidiaries conform with generally accepted accounting principles and general practice in the banking industry. The significant policies are summarized below.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated. The parent company only financial statements contained in Note 17 reflect investments in Subsidiaries using the equity method of accounting.

     Certain reclassifications have been made to prior year balances to conform with the current year presentation. Assets owned by others held in a fiduciary or agency capacity are not included in the consolidated balance sheets.

SECURITIES

     On December 31, 1993, the Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Under this statement securities are classified as held-to-maturity, available-for-sale, or trading. Debt securities which management has the positive intent and ability to hold to maturity are classified as held-to-maturity, and are carried at cost adjusted for the amortization of premium or the accretion of discount. At December 31, 1993 the Company had no securities classified as held-to-maturity.

     Debt and equity securities with readily determinable market values that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are carried at fair value, with unrealized gains and losses included in current earnings. At December 31, 1993 and 1992, the Company had no securities classified as trading.

     Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale and carried at fair value, with unrealized after-tax gains and losses reported as a separate component of stockholders' investment. The cumulative effect of adopting SFAS 115 was $5,749,000 before reduction for the income tax effect of $2,414,000.

     Prior to December 31, 1993, debt securities were designated at the time they were purchased as either held-for-sale or held to maturity, based on management intent at the time. Securities which management had the ability and intent to hold on a long-term basis or until maturity were classified as investment portfolio. Securities which were to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis were classified as securities held for sale and carried at the lower of aggregate cost or market value.

     Prior to the adoption of FASB 115 trading account securities were valued at market.

     For mortgage-backed securities, the Company recalculates the effective yield on the investment to reflect the actual prepayment results and anticipated future payments. The net investment in these securities is adjusted to the amount that would have existed had the new estimated average life and effective yield been applied since the acquisition of the securities. Such adjustments are charged or credited to interest income in the current period.

                           UST CORP. AND SUBSIDIARIES

     The Company determined the securities sold by the specific identification method. The amount of taxes paid on gains is dependent upon the overall results of operations of the subsidiary incurring the gain.

PREMISES, FURNITURE AND EQUIPMENT

     Premises, furniture and equipment are stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation using the straight-line method by charges to expense in amounts estimated to amortize the cost over the estimated useful lives of the respective assets as follows:

          Buildings and building improvements........................    10-40 years
          Furniture and equipment....................................     3-10 years

     Leasehold improvements are amortized over the life of the lease agreements.

LOAN INCOME AND FEES

     Certain installment loans and commercial time loans are made on a discounted basis. The unearned discount applicable to such installment loans is taken into income monthly by use of the actuarial method. Interest income on nondiscounted loans is accrued based on the principal amount of loans outstanding.

     Loans are placed on nonaccrual, with the reversal of all accrued interest receivable, when there is doubt as to the collectibility of interest or principal or if loans are 90 days or more past due unless they are both well secured and in the process of collection. In every case, a loan reaching 180 days past due is placed on nonaccrual. Interest received on nonaccrual loans is applied to principal if collection of principal is doubtful; otherwise, it is reflected in interest income on a cash basis.

     In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan," which is to become effective for fiscal years beginning after December 15, 1994. SFAS No. 114 addresses the accounting by creditors for impairment of certain loans by requiring that the carrying value of impaired loans, as defined, be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Management is currently evaluating the effect that this new standard will have on the Company's reported consolidated financial position and results of operations.

RESERVE FOR LOAN LOSSES

     The reserve for loan losses is maintained at a level considered adequate by management to provide for possible losses from loans, leases and commitments to extend credit. Adequacy of the reserve is determined by management using a consistent methodology which analyzes the size and risk of the loan portfolio on a monthly basis. Factors in this analysis include past loan loss experience and asset quality, as reflected by trends of delinquent, nonaccrual and restructured loans and the Company's credit risk rating profile. Consideration is also given to the current and expected economic conditions and, in particular, how such conditions affect the types of credits in the portfolio and the market area in general. The reserve is based on estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the current period.

OTHER REAL ESTATE OWNED

     Other real estate owned includes both actual and in-substance repossessions. In December 1992 the Company adopted Statement of Position No. 92-3 ("SOP 92-3") issued by the American Institute of Certified Public Accountants. This SOP states that foreclosed assets are presumed to be held for sale. Therefore, they should be carried at the lower of cost or fair value, minus estimated costs to sell. In 1992 the pretax charge to income resulting from implementation was $750,000.

                           UST CORP. AND SUBSIDIARIES

INCOME TAXES

     The Company provides for income taxes in accordance with the comprehensive income tax allocation method. This method recognizes the tax effects of all income and expense transactions in each year's statement of income regardless of the year in which the transactions are reported for tax purposes.

     The Company follows the deferral method of accounting for investment tax credits. Under the deferral method, the credit is reflected as a reduction of tax expense ratably over the period during which the asset is depreciated for financial reporting purposes.

     FASB has issued SFAS No. 109 "Accounting for Income Taxes," a modification of SFAS No. 96, effective January 1, 1993. While the FASB retained the existing requirement to record deferred taxes for transactions that are reported in different years for financial reporting and tax purposes, it revised the computation of deferred taxes so that the amount of deferred taxes on the balance sheet is adjusted whenever tax rates or other provisions of the income tax law are changed. This is known as the "liability method" of providing deferred income taxes. This change in accounting principle increased net income $750,000 in January 1993, representing the cumulative effect of the new standard on the balance sheet at the date of adoption.

EARNINGS (LOSS) PER SHARE

     Earnings per share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents consist primarily of dilutive outstanding stock options computed under the treasury stock method. Loss per share computations do not include antidilutive common stock equivalents.

GOODWILL

     Cost of purchased businesses in excess of net assets acquired includes amount being amortized over twenty-and forty-year periods. Amortization expense was $122,500 in 1993, 1992 and 1991.

RETIREMENT BENEFITS

     The Company's policy is to fund pension costs accrued.

     In December 1990, the FASB issued SFAS No. 106, "Employer's Accounting for Post Retirement Benefits Other Than Pensions." SFAS No. 106 is effective for fiscal years beginning after December 15, 1992. This statement did not have any impact on the Company's financial position or results of operations.

     In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 is effective for fiscal years beginning after December 15, 1993. It is not expected that this statement will have any impact on the Company's financial position or results of operations.

STATEMENT OF CASH FLOWS

     For purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and interest-bearing deposits.

(2) HOME OWNERS PURCHASE AND ASSUMPTION

     On September 7, 1990, United States Trust Company ("USTC"), the Company's principal banking subsidiary at the time, assumed approximately $2 billion in deposits and acquired certain assets and branches located in the greater Boston area of the former Home Owners Savings Bank F.S.B. ("Home Owners") in a transaction with the Resolution Trust Corporation ("RTC"), an arm of the Federal Government. The Company paid the RTC cash of $6.1 million, approximately the amount allocated to core deposit intangible which is being amortized over seven years. As part of the approval process, the Company agreed with the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation to restore

                           UST CORP. AND SUBSIDIARIES
the Company's and USTC's consolidated capital ratios to the levels at which they stood prior to the Home Owners transaction. Management developed a plan to achieve these objectives which included putting the $513.6 million loans held for sale back to the RTC in 1991 and continuing to reduce assets as the high rate Home Owners certificates of deposit rolled off. This plan is complete.

(3) RESTRICTIONS ON CASH AND DUE FROM BANKS

     At December 31, 1993 and 1992, cash and due from banks included $42,072,000 and $23,659,000, respectively, to satisfy the reserve requirements of the Federal Reserve Bank.

(4) SECURITIES

     Data presented for 1993 includes only securities available-for-sale. Data presented for 1992 in this footnote includes both the investment portfolio, consisting primarily of securities of states and municipalities, and other equity securities, with an amortized cost of $8,122,000, and securities held-for-sale, consisting primarily of U.S. Treasuries, mortgage-backed and auto-backed securities, and corporate notes, with an amortized cost of $468,643,000.

     The amortized cost and fair values of the Company's securities are as follows:

                                                                         1993
                                                      -------------------------------------------
                                                                   GROSS       GROSS
                                                      AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                                                        COST       GAINS       LOSSES     VALUE
                                                      ---------  ----------  ----------  --------
                                                                     (IN THOUSANDS)
Mortgage-backed securities:
     FHLMC........................................... $177,600     $2,713     $   (749)  $179,564
     FNMA............................................   83,514      1,264         (907)    83,871
                                                      --------     ------     --------   --------
       Total mortgage-backed securities..............  261,114      3,977       (1,656)   263,435
US Treasury and Federal agencies.....................  130,192        795       (1,284)   129,703
States and municipalities............................    3,712        178           (3)     3,887
Foreign governments..................................      451                                451
Corporate debt securities............................   70,579      2,915           (3)    73,491
Marketable equity securities.........................    2,112        886          (56)     2,942
                                                      --------     ------     --------   --------
       Total securities.............................. $468,160     $8,751     $ (3,002)  $473,909
                                                      --------     ------     --------   --------
                                                      --------     ------     --------   --------

                                                                         1992
                                                      -------------------------------------------
                                                                   GROSS       GROSS
                                                      AMORTIZED  UNREALIZED  UNREALIZED  ESTIMATED
                                                        COST       GAINS       LOSSES     MARKET
                                                      ---------  ----------  ----------  --------
                                                                     (IN THOUSANDS)
Mortgage-backed securities:
     FHLMC........................................... $167,348     $5,176                $172,524
     FNMA............................................  139,666      2,431     $   (187)   141,910
                                                      --------     ------     --------   --------
       Total mortgage-backed securities..............  307,014      7,607         (187)   314,434
US Treasury and Federal agencies.....................   74,225        475         (335)    74,365
States and municipalities............................    5,181        166         (111)     5,236
Foreign governments..................................      501                                501
Corporate debt securities............................   87,437      1,364       (1,834)    86,967
Marketable equity securities, net of valuation
  allowance..........................................    2,407                              2,407

                                                      --------     ------     --------   --------
       Total securities.............................. $476,765     $9,612     $ (2,467)  $483,910
                                                      --------     ------     --------   --------
                                                      --------     ------     --------   --------

     The amortized cost and estimated market value of debt securities at December 31, 1993 and 1992, by contractual maturity, are shown in the table below. Actual maturities are expected to differ from contractual maturities because some borrowers have the right to prepay without prepayment penalty. Mortagage-backed

                           UST CORP. AND SUBSIDIARIES
securities are shown at their final maturity but are expected to have shorter average lives. Equity securities, which have no contractual maturity, are presented in the aggregate.

                                                           1993                    1992
                                                   ---------------------   ---------------------
                                                               ESTIMATED               ESTIMATED
                                                   AMORTIZED     FAIR      AMORTIZED     FAIR
                                                     COST        VALUE       COST        VALUE
                                                   ---------   ---------   ---------   ---------
Mortgage-backed securities:
     Due after 5 years through 10 years..........  $ 42,187    $ 43,005    $ 55,489    $ 56,434
     Due after 10 years..........................   218,927     220,430     251,525     258,000
                                                   ---------   ---------   ---------   ---------
          Total mortgage-backed securities.......   261,114     263,435     307,014     314,434
All other debt securities:
     Due in 1 year or less.......................     2,255       2,253       3,113       3,141
     Due after 1 year through 5 years............   174,623     177,579     139,629     139,253
     Due after 5 years through 10 years..........    25,889      25,389      22,242      22,366
     Due after 10 years..........................     2,167       2,311       2,360       2,309
                                                   ---------   ---------   ---------   ---------
          Total debt securities..................   466,048     470,967     474,358     481,503
          Total marketable equity securities, net
            of valuation allowance...............     2,112       2,942       2,407       2,407
                                                   ---------   ---------   ---------   ---------
     Total securities............................  $468,160    $473,909    $476,765    $483,910
                                                   ---------   ---------   ---------   ---------
                                                   ---------   ---------   ---------   ---------

     Gross unamortized premiums and discounts on mortgage-backed securities were $355,000 and $973,000, respectively, at December 31, 1992.

     Proceeds from sales of debt securities held in the investment portfolio, held-for-sale and trading accounts during 1993 were $162,956,000 and $514,072,000 during 1992. Gross gains of $3,038,000 for 1993 and $8,315,000 for
1992 and gross losses of $137,000 for 1993 and $939,000 for 1992 were realized on those sales. Gains on sales of all securities held in the investment portfolio, held-for-sale and trading accounts were $4,403,000, $13,724,000, and $10,560,000 for 1993, 1992, and 1991, respectively.

     At December 31, 1993, securities carried at $223,156,000 were pledged to secure public and trust deposits, securities sold under agreements to repurchase and for other purposes as required by law.

(5) LOANS

     The composition of the loan portfolio (net of unearned discount) at December 31, 1993 and 1992 was as follows:

                                                                   1993          1992
                                                                 ---------     ---------
                                                                     (IN THOUSANDS)
     Commercial:
          Commercial and financial loans.......................  $  762,758    $  867,433
          Real estate:
               Construction loans..............................      35,295        50,427
               Developer, investor and land....................     315,700       359,666
     Consumer:
          Residential mortgage loans...........................      84,846        56,364
          Home equity loans....................................      63,188        67,010
          Indirect automobile installment......................      31,848        42,786
          Other consumer loans.................................      23,944        26,914
                                                                 ----------    ----------
                                                                 $1,317,579    $1,470,600
          Reserve for loan losses..............................     (62,547)      (50,126)
                                                                 ----------    ----------
                                                                 $1,255,032    $1,420,474
                                                                 ----------    ----------
                                                                 ----------    ----------

                           UST CORP. AND SUBSIDIARIES

     Nonaccrual loans were $49.3 million and $86.6 million at December 31, 1993 and December 31, 1992, respectively. Accruing restructured loans totaled $41.5 million and $44.9 million at December 31, 1993 and 1992, respectively. Had nonaccruing and accruing restructured loans been paying in accordance with their original terms, approximately $6,247,000 and $7,728,000 of additional interest income would have been recorded in 1993 and 1992, respectively.

     Most of the Company's business activity is with customers located within the states of Massachusetts and Connecticut. At year-end 1993, the Company's exposure to credit risk principally secured by real estate included $499 million of loans. See Note 16 for additional discussion of concentration of credit risk.

     An analysis of the reserve for loan losses for the years ended December 31, 1993, 1992 and 1991 is as follows:

                                                                 1993        1992        1991
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
Balance at beginning of period..............................    $50,126     $50,100     $36,008
Loans charged off...........................................    (55,595)    (43,214)    (41,316)
Recoveries on loans previously charged off..................      3,758       1,347       1,696
                                                                -------     -------     -------
Net chargeoffs..............................................    (51,837)    (41,867)    (39,620)
Provided from operations....................................     64,258      41,893      53,712
                                                                -------     -------     -------
Balance at end of period....................................    $62,547     $50,126     $50,100
                                                                -------     -------     -------
                                                                -------     -------     -------

     In June 1993, the Company recorded a special $30 million provision for loan losses which is included in the above table. See footnote 19 for information regarding this special provision.

(6) PREMISES, FURNITURE AND EQUIPMENT

     A summary of the accounts as of December 31, 1993 and 1992 is as follows:

                                                                            1993        1992
                                                                           -------     -------
                                                                             (IN THOUSANDS)
Land...................................................................    $ 2,899     $ 2,899
Buildings and leasehold improvements...................................     34,499      34,468
Furniture and equipment................................................     17,744      19,124
                                                                           -------     -------
                                                                            55,142      56,491
Less -- Accumulated depreciation and amortization......................     22,481      21,436
                                                                           -------     -------
                                                                           $32,661     $35,055
                                                                           -------     -------
                                                                           -------     -------

     Depreciation and amortization expenses reflected in the consolidated statements of income were $3,661,558, $3,665,392 and $4,776,896 in 1993, 1992 and 1991, respectively.

     On January 3, 1991, the Company sold one of its buildings to a third party for $8.2 million. A portion of the building, which houses certain staff support functions of the Company, was leased back from the purchaser. This transaction resulted in a gain of approximately $5 million of which $3 million was recognized in 1991 with the difference amortized to income over the life of the lease.

(7) OTHER REAL ESTATE OWNED

     Other real estate owned includes in-substance foreclosures of $8,197,000 and $14,861,000 at December 31, 1993 and 1992, respectively. The balance is stated net of valuation allowances of $6,553,000 in 1993 and $750,000 in 1992. In 1993 provisions charged to foreclosed asset and workout expense were $14,514,000 and chargeoffs were $8,711,000.

                           UST CORP. AND SUBSIDIARIES

     The net cost of other real estate owned included in foreclosed asset and workout expense in the income statement was $21,256,000, $18,276,000 and $12,621,000 in 1993, 1992 and 1991, respectively. These costs include reductions in fair value, net gain or loss on sales and cost of maintaining and operating the properties.

(8) SHORT-TERM BORROWINGS

     Short-term borrowings consisted of the following at December 31, 1993 and 1992:

                                                                       1993        1992
                                                                     --------    --------
                                                                        (IN THOUSANDS)
     Federal funds purchased.......................................  $ 35,913    $ 48,984
     Securities sold under agreements to repurchase................   158,618     132,167
     Treasury tax and loan note account............................    30,751      19,998
     Other.........................................................       986         902
                                                                     --------    --------
                                                                     $226,268    $202,051
                                                                     --------    --------
                                                                     --------    --------

     The average outstanding short-term borrowings were $227,944,000 in 1993 and $247,185,000 in 1992. The approximate weighted average interest rates were 2.7% in 1993 and 3.1% in 1992. The maximum amount of short-term borrowings outstanding at any month end was $320,338,000 in 1993 and $300,489,000 in 1992.

(9) OTHER BORROWINGS

     Other borrowings consisted of the following at December 31, 1993 and 1992:

                                                                        1993       1992
                                                                       -------    -------
                                                                         (IN THOUSANDS)
     UST Corp.
          8.5% Senior Notes due in installments from 1992 - 1996.....  $12,000    $16,000
          Guaranteed ESOP debt at 84% of the prime rate, as
            established, due in installments to 1996.................      786      1,107
     UST Capital Corp.
          11.505% note to SBA due 1995...............................    1,500      1,500
                                                                       -------    -------
                                                                       $14,286    $18,607
                                                                       -------    -------
                                                                       -------    -------

     During 1986, the Company issued $20,000,000 of 8.5% subordinated notes to an insurance company. The debt is payable in annual installments of $4 million from 1992 through 1996. Under the terms of the agreement, the Company may not make dividend payments in excess of 60% of cumulative net earnings since December 31, 1985 plus $7 million.

     Payments required under the above obligations were $4,321,000 in 1993 and will amount to $4,321,000 in 1994, $5,822,000 in 1995, and the balance of $4,143,000 in 1996.

     The Company has an employee stock ownership plan which covers substantially all of its employees. The plan is administered by a committee designated by the Board of Directors and is maintained in a separate trust established for that purpose. The trustee obtained financing to purchase shares of UST Corp. common stock and UST Corp. has guaranteed this debt. The purchased shares are allocated to the participants on a pro-rata basis, over the period in which they are earned.

                           UST CORP. AND SUBSIDIARIES

(10) EMPLOYEE BENEFIT PLANS

     The Company has a noncontributory retirement plan covering all employees who meet specified age and employment requirements. The plan provides pension benefits that are based on the employee's compensation during the highest consecutive five of the last ten years before retirement. The following summary sets forth the plan's funded status and amounts included in the Company's consolidated balance sheets as of December 31, 1993 and 1992:

                                                                             1993       1992
                                                                            -------    -------
                                                                              (IN THOUSANDS)
Actuarial present value of benefit obligations:
     Vested benefit obligation............................................  $12,120    $ 9,115
     Nonvested benefit obligation.........................................      360        382
                                                                            -------    -------
     Accumulated benefit obligation.......................................   12,480      9,497
     Effect of projected future compensation levels.......................    4,670      3,762
                                                                            -------    -------
Projected benefit obligation for service rendered to date.................   17,150     13,259
Plan assets, primarily listed stocks and U.S. bonds.......................   17,574     16,766
                                                                            -------    -------
Projected benefit obligation less than plan assets........................      424      3,507
Unrecognized loss.........................................................    3,423        361
Unrecognized prior service asset..........................................      (32)       531
Unrecognized net asset being recognized over 15 years.....................   (1,895)    (2,166)
                                                                            -------    -------
Prepaid costs included in other assets....................................  $ 1,920    $ 2,233
                                                                            -------    -------
                                                                            -------    -------

     Net pension cost (income) for 1993 and 1992 included the following components:

                                                                             1993       1992
                                                                            -------    -------
                                                                              (IN THOUSANDS)
Service cost benefit earned during the period.............................  $   880    $   866
Interest cost on projected benefit obligation.............................    1,179      1,059
Return on plan assets.....................................................   (1,232)      (939)
Net amortization and deferral.............................................     (463)    (1,251)
                                                                            -------    -------
     Net pension cost (income)............................................  $   364    $  (265)
                                                                            -------    -------
                                                                            -------    -------

     The weighted-average discount rate and rate of increase of future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.0% and 5.0%, respectively, for 1993 and 8.5% and 6%, respectively, for 1992. The expected long-term rate of return on assets used was 9.5% and 12%, respectively, for 1993 and 1992.

     The Company has a qualified profit-sharing plan covering substantially all employees. Under the plan, up to six percent of net income before income taxes, as defined, may be contributed to the profit-sharing trust. The Company did not make a contribution to the profit-sharing trust in 1993, 1992 or 1991.

     In January 1994, the Company added an Employee's Savings feature to the existing Profit-Sharing Plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. The revised plan was renamed the UST Corp. Employee Savings Plan. Under the Savings Plan, participating employees may defer a portion up to 4% of their pretax earnings not to exceed the Internal Revenue Service annual contribution limits. The Company matches 25% of each employee's contributions up to 4% of the employee's earnings. Since the Savings Plan started in 1994, the Company did not make a contribution in 1993.

     The Company also has an employee stock ownership plan for substantially all salaried employees. Under the plan, the Company shall contribute either a fixed amount or a percentage of compensation of all participants as determined by the Board of Directors.

                           UST CORP. AND SUBSIDIARIES

     The Company has a restricted stock ownership plan for key employees under which 389,375 shares of common stock have been granted. The shares vest to the employee from the first to the seventh year after the date of grant. The unvested shares granted are excluded from outstanding shares and included in the calculation of earnings per share, if dilutive, in periods of profit.

     Expenses (income) relating to the plans were as follows:

                   YEAR ENDED                                       EMPLOYEE           RESTRICTED
                  DECEMBER 31,                     PENSION       STOCK OWNERSHIP         STOCK
                  ------------                     -------       ---------------       ----------
                                                                   (IN THOUSANDS)
1993............................................    $ 364             $ 319               $399
1992............................................     (265)              425                287
1991............................................     (628)              600                178

(11) STOCK OPTIONS

     At December 31, 1993, 479,759 shares of the Company's common stock were reserved for future grants to officers and key employees. Under the Company's incentive stock option plan, options may be granted at prices not less than the fair market value of the Company's common stock at the date of grant.

     In May 1990, the stockholders approved a director's stock option plan under which each outside director would receive a grant of 5,250 shares. The total number of shares issuable under this plan is 63,000. All shares to current outside directors have been granted. Each option is exercisable to the extent of 20% after one year from the date of grant and an additional 20% each succeeding year. In addition, the Company has a Director's Deferred Compensation Program under which up to 250,000 shares of the Company's common stock may be granted to Directors of the Company or its banking subsidiaries who choose to receive their Director's fees or stipend in shares of the Company in lieu of cash. The shares vest when the person ceases to be a Director.

                                                NUMBER OF SHARES     OPTION PRICE
                                                  UNDER OPTION         PER SHARE          TOTAL
                                                ----------------     -------------      ----------
Outstanding at December 31, 1993................      656,859          $5.00-$9.00      $4,463,412
                            1992................      583,886         $5.00-$9.125      $3,596,327
                            1991................      593,047                $6.07      $3,600,600
Exercisable at December 31, 1993................      290,492          $5.00-$8.62      $1,770,462
                            1992................      221,592          $5.00-$6.07      $1,344,923
                            1991................      101,411                $6.07      $  615,700
Exercised during the year   1993................       65,696                $6.07      $  398,869
                            1992................       19,621                $6.07         119,115
                            1991................      --                  --                --

     In 1993, 24,233 restricted shares vested under the Company's restricted stock ownership plan.

     In December 1989, April 1990, and April 1991, the Board of Directors authorized an option substitution program permitting employees to surrender options with an option price of more than $14.29, $10.00, and $6.07, respectively, in exchange for new options. Outstanding options for 149,331, 513,817, and 516,502, respectively, were exchanged under the program. Options were exchanged on a one-for-one basis at an option price of $14.29, $10.00, and $6.07, respectively, per share, the fair market value of the Company's common stock on the date of authorization. The new options vest ratably over a five-year period.

                           UST CORP. AND SUBSIDIARIES

(12) INCOME TAXES

The income tax benefit shown on the consolidated statements of income consisted of the following:

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1993        1992        1991
                                                              --------    --------    --------
                                                                       (IN THOUSANDS)
Current tax expense (benefit):
  Federal...................................................  $(8,302)    $(6,513)    $ 3,671
  State.....................................................    1,285       2,476       1,642
                                                             --------      -------    -------
                                                               (7,017)     (4,037)      5,313
                                                             --------      -------    -------
Deferred tax expense (benefit):
  Federal...................................................   (4,448)       1,550    (10,006)
  State.....................................................      (46)        (444)        95
                                                             --------      -------    -------
                                                               (4,494)       1,106     (9,911)
                                                             --------      -------    -------
Total....................................................... $(11,511)     $(2,931)   $(4,598)
                                                             --------      -------    -------
                                                             --------      -------    -------


     The deferred tax provisions (benefit) consisted of the following:


                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1993       1992        1991
                                                                --------    -------    --------
                                                                         (IN THOUSANDS)
Provision for loan losses for tax purposes less than book
  provision...................................................  $(5,250)    $   (9)    $(5,993)
Investment tax credit.........................................   (2,602)
Net operating losses..........................................   (1,700)
Tax deductions associated with leverage leases deferred for
  book........................................................   (1,316)       (65)      3,359
Alternative minimum tax credit................................   (1,284)                (1,741)
Book writedowns or OREO, not deductible for tax...............     (507)      (460)     (1,943)
Depreciation for books in excess of tax.......................     (185)      (506)       (283)
Deferred compensation benefits (expenses) not recognized for
  tax.........................................................     (115)       518         (58)
Loss on adjustment of loan basis to market value for tax......    7,390
Nondeductible accruals........................................      782       (761)       (270)
Security recoveries (writedowns) recognized for book, not for
  tax.........................................................      354      2,000      (2,172)
Gains (losses) relating to securitization program recognized
  for book not for tax........................................                 300        (364)
Other losses (gains) deferred for book, not for tax...........                 162        (716)
Other, net....................................................      (61)       (73)        270
                                                                -------     ------     -------
                                                                $(4,494)    $1,106     $(9,911)
                                                                -------     ------     -------
                                                                -------     ------     -------


     At December 31, 1993 and 1992, cumulative deferred income tax benefits amounting to $10,911,000 and $6,177,000 were included in the balance sheet as other assets. Additionally, at December 31, 1993 and December 31, 1992 there were tax refund receivables of $9,549,000 and $7,400,000, respectively, included in other assets.

                           UST CORP. AND SUBSIDIARIES

     The components of the net deferred tax asset at December 31, 1993 were as follows:


     Book provision for loan losses in excess of tax.........................  $26,253
     Alternative minimum tax credit..........................................    6,239
     Investment tax credits..................................................    3,809
     Book writedowns on foreclosed real estate, not deducted for tax.........    3,009
     Net operating losses....................................................    1,700
     Deferred compensation benefits not deducted for tax.....................    1,187
     Tax deductions on leveraged leases deferred for book....................  (19,185)
     Loan mark to market adjustment for tax..................................   (7,390)
     Securities mark to market adjustment deferred for tax...................   (2,832)
     Tax basis in core deposits less than book...............................   (1,115)
     Pension expense deducted for tax not book...............................   (1,043)
     Cumulative tax depreciation in excess of book...........................     (781)
     Tax basis in partnership investment less than book......................     (597)
     Valuation allowance (state).............................................     (538)
     Other...................................................................    2,195
                                                                               -------
          Total deferred tax asset...........................................  $10,911
                                                                               -------
                                                                               -------


     The provisions for income taxes differ from the amounts computed by applying the U.S. statutory Federal tax rate of 35% in 1993 and 34% in prior years to income (loss) before income taxes, principally due to:

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1993        1992        1991
                                                              --------    --------    --------
                                                                       (IN THOUSANDS)
Tax benefit at statutory rate...............................  $(11,326)    $(2,601)     $(4,265)
Increases (reductions) from:
  Tax-exempt income on investment securities and loans......      (832)     (1,082)     (1,273)
  State income taxes, net of Federal income tax benefit.....       818       1,340       1,147
  Low income housing credits................................      (862)       (750)       (252)
  Other, net................................................       691         162          45
                                                              --------     -------     -------
Tax benefit recorded........................................  $(11,511)    $(2,931)    $(4,598)
                                                              --------     -------     -------
                                                              --------     -------     -------


(13) CAPITAL AND REGULATORY AGREEMENTS

     On June 2, 1993 the Company sold 500,000 shares of its unregistered common stock in a private placement for a cash price of $3,750,000. Substantially all of the net proceeds of that placement were used to repay principal on the Company's long-term debt. On August 12, 1993, the Company sold 2.87 million shares of its common stock in a European offering. These shares were placed with more than sixty institutional investors and the offering was made under Regulation S of the United States Securities and Exchange Commission. Net proceeds of this placement were approximately $21 million after expenses.

     The Company and its banking subsidiaries' ability to pay dividends is subject to certain limitations imposed by statutes of the Commonwealth of Massachusetts and the State of Connecticut, and limitations imposed by bank and bank holding company regulators. Massachusetts statutes restrict the amount of dividends payable by banks to be the balance of their undivided profits, net of any amount transferred to capital in excess of par value. In the case of Connecticut law, the limit is undivided profits plus reserve for loan losses. In any event, it is not likely that bank and bank holding company regulators would allow an institution to dividend any amounts which would reduce that institution's capital to below the minimum capital requirement in effect at that time.

     The Company and its two Massachusetts-based banking subsidiaries, United States Trust Company ("USTC") and USTrust, have signed written agreements with the FRB, FDIC and the Banking Commis-

                           UST CORP. AND SUBSIDIARIES
sioner of the Commonwealth of Massachusetts ("Massachusetts Commissioner"). In accordance with the agreements the Company has agreed not to pay any dividends to stockholders, nor take any dividends from its banking subsidiaries, without prior regulatory approval. Similarly, the banking subsidiaries have agreed to refrain from transferring funds in the form of dividends to the Company without prior regulatory approval. In 1993, the Company and USTC received approval from the appropriate regulators such that USTC was allowed to transfer $5,250,000 in dividends to the Company. These proceeds were then contributed as equity to USTrust and the Company's Connecticut banking subsidiary, UST Bank/Connecticut ("UST/Conn"). The banks also agreed to, among other matters, maintain a Tier 1 leverage capital ratio at or in excess of 6% beginning in February 1993. Tier 1 leverage capital ratio is defined by the Company's Federal regulators to be essentially stockholders' equity, less intangible assets, divided by total average assets, less intangible assets. In February 1994, the FDIC and the Massachusetts Commissioner terminated and lifted the Consent Agreement and Order with USTC. Despite the termination of its Regulatory Agreement, USTC has agreed to continue to request regulatory consent prior to the payment of dividends.



     UST/Conn is under a Stipulation and Agreement with the Banking Commissioner of the State of Connecticut. In accordance with the agreement, the bank, among other matters, must maintain a Tier 1 leverage capital ratio of 6%. Based on average total assets, at December 31, 1993, the Tier 1 leverage capital ratio was 23.75% for United States Trust Company, 6.49% for USTrust, and 6.21% for UST Bank/Connecticut.


     Additionally, the Company agreed to maintain its capital at levels consistent with the FRB's Capital Adequacy Guidelines. At December 31, 1993, based on period-end assets the Company's consolidated Tier 1 leverage capital ratio was 6.96% compared with 6.21% at December 31, 1992. Based on average total assets, this ratio was 7.06% at December 31, 1993.

(14) RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Company's banking subsidiaries have granted loans to certain of the Company's directors and executive officers. All such transactions are made on substantially the same terms as those prevailing at the same time for individuals not affiliated with the Company and its subsidiaries and do not involve more than the normal risk of collectibility. At December 31, 1993, none of these transactions were on nonaccrual status, nor did they involve delinquent or restructured loans. However, at December 31, 1993 loans to a Director of the Company or to his affiliated companies in the amount of approximately $25 million were characterized as Substandard, in the Company's internal risk rating profile. Under the Company's definition, Substandard assets are characterized by the distinct possibility that some loss will be sustained if the credit deficiencies are not corrected. However, the Substandard classification does not imply ultimate loss for each individual asset so classified. Subsequent to December 31, 1993, $6.4 million of these loans were repaid. See Footnote 15 hereunder.

     An analysis of loans outstanding in excess of $60,000 to directors and officers related to the foregoing entities at december 31, 1993 is as follows:

                                                                    ($ IN THOUSANDS)
          Balance, December 31, 1992..............................      $ 62,284
          Additions...............................................           945
          Repayments..............................................       (12,796)
          Other reductions........................................        (5,936)
                                                                        --------
          Balance, December 31, 1993..............................      $ 44,497
                                                                        --------
                                                                        --------

                           UST CORP. AND SUBSIDIARIES

(15) COMMITMENTS AND CONTINGENCIES

     Lease commitments for certain premises expire at various dates through 2012. At December 31, 1993, minimum rental commitments for noncancelable leases are as follows:

                                                                    ($ IN THOUSANDS)
          1994....................................................       $ 4,031
          1995....................................................         3,955
          1996....................................................         3,654
          1997....................................................         3,520
          1998....................................................         1,852
          thereafter..............................................         2,976
                                                                         -------
               Total..............................................       $19,988
                                                                         -------
                                                                         -------


     Rent expense for the years ended December 1993, 1992 and 1991 was $3,932,074, $4,432,156 and $4,179,740, respectively.

     In the ordinary course of business, the Company and its subsidiaries become defendants in a variety of judicial and administrative proceedings. In the opinion of management there is no proceeding pending, or to the knowledge of management threatened, which in the event of an adverse decision, would be likely to result in a material adverse change in the financial condition or results of operations of the Company and its subsidiaries.


POTENTIAL REGULATORY SANCTIONS



     Certain apparent and inadvertent violations of the insider lending provisions (and related lending limit provisions) of Regulation O of the FRB related to extensions of credit by USTrust to Director Francis X. Messina have led the FDIC to require that corrective action be taken and to advise USTrust orally that the FDIC may consider the imposition of civil money penalties with respect to such matters. No FDIC representative has suggested to USTrust or the Company that there was any willful or intentional misconduct on the part of USTrust, Director Messina or USTrust's other institution-affiliated parties in connection with these matters. See Note 14 to Consolidated Financial Statements.



     To address these issues, USTrust and Director Messina have undertaken a program to reduce the aggregate balance of Mr. Messina's outstanding loans from USTrust and to improve the collateral support for the remaining outstanding loan balance. The elements of this program have been communicated to and reviewed by the FDIC. In furtherance of the program since late 1993, the outstanding principal of the aggregate loans to Director Messina and his related interests has been reduced by more than $11 million from approximately $30 million to less than $19 million, and such loans are now below all applicable lending limits. To date, the Company has incurred no losses with respect to any of these loans, although they are characterized as "Substandard" in the Company's internal risk rating profile, and all such loans are current as to both principal and interest.



     There has been no further action taken by any bank regulatory agency to date. The FDIC has the authority to levy civil money penalties of various amounts for violations of law or regulations, orders and written conditions and agreements, which, depending upon the nature and severity of the violations, may be, in situations where conduct has been egregious, as high as $1 million per day for the period during which such violation continues. In connection with the apparent violations described above, the FDIC has the authority to impose penalties on any of USTrust, its Board of Directors, officers of the Bank, Director Messina personally, "institution-affiliated parties" of USTrust or any combination thereof.



     While it is not possible to predict with certainty the probability of penalties being assessed, the person or persons upon whom any penalty would be assessed or the amounts of any such penalties, were they to be assessed, management of the Company believes that it is unlikely that this matter will have a material adverse effect on its financial condition or results of operations. Consequently, no provision in respect of penalties has been made in the Company's Consolidated Financial Statements.

                           UST CORP. AND SUBSIDIARIES

(16) FINANCIAL INSTRUMENTS WITH ON-AND OFF-BALANCE-SHEET RISK

     The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extent credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, credit risk in excess of the amount contained in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument or commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     The Company generally requires collateral or other security to support financial instruments with credit risk.

                                                                 CONTRACT OR NOTIONAL AMOUNT
                                                               -------------------------------

                                                                DECEMBER 31,     DECEMBER 31,
                                                                    1993             1992
                                                               --------------    ------------
                                                                       (IN THOUSANDS)
Financial instruments whose contract amount represents credit risk:
     Commitments to extend credit.............................   $268,000          $258,000
     Standby letters of credit and financial guarantees
       written................................................     63,000            71,000
     Commercial letters of credit.............................      3,000             5,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract during its term. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon and, in fact, have a maturity of less than one year, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. Of the total commitments to extend credit, approximately $31 million and $33 million were secured by real estate at December 31, 1993 and 1992, respectively.

     The amount of collateral obtained is based on management's evaluation of the credit risk. Collateral held on commitments and loans varies but may include cash, accounts receivable, inventory, property, plant and equipment.

     Standby and commercial letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of, or payment by, a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds various collateral to support these commitments including (but not limited to) cash, accounts receivables, inventory, property plant and equipment. The extent of collateral held for those commitments varies from zero to one hundred percent. Of the total standby and commercial letters of credit, approximately $4 million and $13 million were secured by real estate at December 31, 1993 and 1992, respectively.

     The Company's primary loan market is the New England region. Most of the loans outstanding are from eastern Massachusetts and a substantial portion of these loans are various types of real estate loans; still others have real estate as additional collateral. Over 90% of the Company's outstanding commercial and real estate loans are collateralized.

     The Company's securities portfolio consists largely of mortgage-backed securities. These securities carry prepayment risk due to the fact that prevailing interest rates could continue to decline. Under such circumstances an unusually high percentage of homeowners may choose to refinance their first mortgages to take advantage of these lower rates with the result that, under the Company's accounting policy, adjustments

                           UST CORP. AND SUBSIDIARIES
reducing gross unamortized premiums would be required. See Note (1), Securities and Trading Account Policies.

(17) PARENT COMPANY FINANCIAL INFORMATION

     Summarized information relative to the balance sheets at December 31, 1993 and 1992 and statements of income and cash flows for the three years in the period ended December 31, 1993 of UST Corp. are presented as follows. All dividend income in the periods shown below are from banking subsidiaries:

BALANCE SHEETS -- PARENT COMPANY ONLY

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1993           1992
                                                                       --------       --------
                                                                           (IN THOUSANDS)
Assets:
     Investment in banking subsidiaries.............................   $143,719       $159,305
     Investment in nonbanking subsidiaries..........................         46             45
     Excess funds and other investments.............................     21,050
     Premises, furniture and equipment, net.........................         72             75
     Other assets...................................................      6,797          7,465
                                                                       --------       --------
          Total assets..............................................   $171,684       $166,890
                                                                       --------       --------
                                                                       --------       --------
Liabilities and Stockholders' Investment:
     Borrowings.....................................................   $ 12,786       $ 17,107
     Other liabilities..............................................      6,079          5,903
     Stockholders' investment.......................................    152,819        143,880
                                                                       --------       --------
          Total liabilities and stockholders' investment............   $171,684       $166,890
                                                                       --------       --------
                                                                       --------       --------

STATEMENTS OF INCOME -- PARENT COMPANY ONLY

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1993         1992         1991
                                                              --------      -------      -------
                                                                        (IN THOUSANDS)
Dividend income............................................   $  5,250                   $ 2,250
Undistributed equity in net loss of subsidiaries...........    (24,065)     $(4,219)      (9,880)
Other income...............................................        292          902          857
                                                              --------      -------      -------
                                                               (18,523)      (3,317)      (6,773)
Expenses...................................................      1,577        1,404        1,174
                                                              --------      -------      -------
          Net loss.........................................   $(20,100)     $(4,721)     $(7,947)
                                                              --------      -------      -------
                                                              --------      -------      -------

                           UST CORP. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS -- PARENT COMPANY ONLY

                                                                    YEAR ENDED DECEMBER 31,
                                                                --------------------------------
                                                                  1993        1992        1991
                                                                --------     -------     -------
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net loss...................................................   $(20,100)    $(4,721)    $(7,947)
  Adjustments to reconcile net loss to net cash provided
     (used) by operating activities:
     Depreciation and amortization...........................        447         447         125
     Amortization of gain on sale............................                               (488)
     Undistributed losses of affiliates......................     24,065       4,219       9,880
     Gain on sale of securities..............................                     (8)       (581)
     (Increase) decrease in other assets.....................       (338)        837      (2,309)
     Increase (decrease) in other liabilities................      1,543      (2,122)        979
                                                                --------     -------     -------
       Net cash provided (used) by operating activities......      5,617      (1,348)       (341)
Cash flows provided (used) by investing activities:
  Sale of investment securities..............................     26,700       4,791       1,349
  Purchase of investment securities..........................    (47,750)     (4,700)
  Loans repaid by affiliates.................................                 10,450       2,300
  Equity contributed to affiliates...........................     (5,250)     (6,261)       (884)
                                                                --------     -------     -------
       Net cash provided (used) by investing activities......    (26,300)      4,280       2,765
Cash flows provided (used) by financing activities:
  Repayment of borrowings....................................     (4,000)     (4,000)
  Proceeds from issuance of common stock, net................     23,677       1,652       2,103
  Dividends paid.............................................                             (4,131)
                                                                --------     -------     -------
       Net cash provided (used) by financing activities......     19,677      (2,348)     (2,028)
  Net increase (decrease) in cash and cash equivalents.......     (1,006)        584         396
  Cash and cash equivalents beginning of year................      3,275       2,691       2,295
                                                                --------     -------     -------
  Cash and cash equivalents end of year......................   $  2,269     $ 3,275     $ 2,691
                                                                --------     -------     -------
                                                                --------     -------     -------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest................................................   $  1,415     $ 1,753     $ 1,740
                                                                --------     -------     -------
                                                                --------     -------     -------
     Income taxes............................................                $   180     $   921
                                                                             -------     -------
                                                                             -------     -------

     Cash dividends paid to the Company in 1993 by bank subsidiaries totaled $5,250,000. There were no cash dividends paid to the Company in 1992. In 1991 the amount was $2,250,000. No cash dividends were paid to the Company by other subsidiaries in these years.

(18) FINANCIAL INSTRUMENTS

     In December 1991, the FASB issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 is effective for fiscal years ending after December 15, 1992. SFAS 107 requires disclosure of the fair market value of financial instruments, whether assets, liabilities or off-balance sheet commitments, if practicable. The following methods and assumptions were used to estimate the fair value of each class of financial instruments. Fair value estimates which were derived from discounted cash flows or broker quotes cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

                           UST CORP. AND SUBSIDIARIES

CASH AND DUE FROM BANKS, EXCESS FUNDS SOLD AND OTHER SHORT-TERM INVESTMENTS

     For these short-term instruments the carrying amount is a reasonable estimate of fair value.

INVESTMENT PORTFOLIO AND SECURITIES HELD FOR SALE

     For marketable securities fair values are based on quoted market prices or dealer quotes. Nonmarketable investment securities are valued at cost.

LOANS

     For certain homogenous categories of loans, such as residential mortgages and home equity loans, fair value is estimated based on broker quotes on sales of similar loans. The fair value of fixed rate loans was estimated by discounting anticipated future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of performing variable rate loans is the same as the book value at the reporting date because the loans reprice when the market changes.

DEPOSIT LIABILITIES

     The fair value of noncertificate deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the anticipated future cash payments using the rates currently offered for deposits of similar remaining maturities.

SHORT-TERM BORROWINGS

     For these short-term instruments the carrying amount is a reasonable estimate of fair value.

OTHER BORROWINGS

     The fair value of other borrowings were determined by discounting the anticipated future cash payments by using the rates currently available to the Company for debt with similar terms and remaining maturities.

COMMITMENTS TO EXTEND CREDIT/SELL LOANS

     The great majority of commitments, standby letters of credit and commercial letters of credit are short term in nature and therefore have been valued at their carrying amount.

VALUES NOT DETERMINED

     SFAS No. 107 excludes certain assets from its disclosure requirements including real estate included in banking premises and equipment, and the intangible value inherent in the Company's deposit relationships (i.e., core deposits). Accordingly, the aggregate fair value amounts presented below do not represent the underlying value of the Company.

                           UST CORP. AND SUBSIDIARIES

     The carrying amount and estimated fair values of the Company's financial instruments at December 31, 1993 and 1992 are as follows:

                                                       1993                      1992
                                              -----------------------   -----------------------
                                               CARRYING       FAIR       CARRYING       FAIR
                                                AMOUNT       VALUE        AMOUNT       VALUE
                                              ----------   ----------   ----------   ----------
                                                               (IN THOUSANDS)
Financial instrument assets:
     Cash and due from banks................  $  90,198    $  90,198    $ 116,529    $ 116,529
     Securities.............................    473,909      473,909      476,765      483,910
     Excess funds sold to banks and other
       short-term investments...............     96,647       96,647        1,341        1,341
     Loans, net.............................  1,255,032    1,268,576    1,420,474    1,433,192
Financial instrument liabilities:
     Deposits
          Demand............................  $ 373,793    $ 373,793    $ 422,056    $ 422,056
          Savings...........................    491,566      491,566      472,385      472,385
          Money market......................    323,979      323,979      385,305      385,305
          Time..............................    451,460      457,075      512,185      517,378
          Short-term borrowings.............    226,268      226,268      202,051      202,051
          Other borrowings..................     14,286       15,362       18,607       19,359
Unrecognized financial instruments:
     Commitments to extend credit...........  $ 268,000    $ 268,000    $ 258,000    $ 258,000
     Standby letters of credit and financial
       guarantees written...................     63,000       63,000       71,000       71,000
     Commercial letters of credit...........      3,000        3,000        5,000        5,000

(19) CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                  FOR YEAR ENDED DECEMBER 31, 1993             FOR YEAR ENDED DECEMBER 31, 1992
                              ----------------------------------------     ----------------------------------------
                              FOURTH      THIRD     SECOND      FIRST      FOURTH      THIRD     SECOND      FIRST
                              QUARTER    QUARTER    QUARTER    QUARTER     QUARTER    QUARTER    QUARTER    QUARTER
                              -------    -------    -------    -------     -------    -------    -------    -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income............  $34,013    $35,210    $35,410    $35,995     $35,836    $39,645    $41,172    $40,371
Interest expense...........   10,862     11,725     12,229     13,128      13,887     16,051     18,568     20,464
Net interest income........   23,151     23,485     23,181     22,867      21,949     23,594     22,604     19,907
Provision for loan
  losses...................    3,175      8,050     42,650     10,383      13,450     14,722      5,695      8,026
Net interest income (loss)
  after provision for loan
  losses...................   19,976     15,435     (19,469)   12,484       8,499      8,872     16,909     11,881
Noninterest income.........    7,247      8,078      8,857     12,541       7,894     18,076      8,334      8,055
Noninterest expense........   25,149     20,656     27,887     23,818      26,749     25,405     24,476     19,542
Income tax expense
  (benefit)................      540        834     (13,567)      (68)     (4,231)     1,166        248       (114)
Net income (loss)..........    1,534      2,023     (24,932)    1,275      (6,125)       377        519        508
Earnings (loss) per
  share....................   $  .09     $  .12      $(1.76)   $  .09      $ (.44)    $  .03     $  .04     $  .04

     As shown above, the Company recorded high provisions for loan losses in the second quarter of 1993 and third and fourth quarters of 1992. Provisions for loan loss are recorded as necessary in order to maintain an adequate reserve for loan loss based upon the Company's methodology for quantifying the risk inherent in the loan portfolio.

     Toward the end of the second quarter of 1993, management changed its strategy regarding troubled credit situations. While the change would result in the handling of these situations in an expeditious manner, it was recognized that the up-front costs of these workouts would increase. As a result, the reserve for loan losses was increased by $19.8 million during the second quarter. To achieve the higher reserve level, the Company

                           UST CORP. AND SUBSIDIARIES
recorded a $42.7 million provision for loan losses in the second quarter. Included in that amount was a special provision of $30 million. This special provision was management's estimate of the additional losses to be incurred from the strategic change referred to above and the continued sluggish economic climate and losses occurring during the remainder of 1993 on these and other credits.

     An increase in nonaccruals in the third quarter of 1992 was a major factor in the increased provisions for the last two quarters of 1992. In the third quarter of 1992, the Company achieved gains on sale of securities of $10.8 million, which was a significant factor in the results for that quarter. Noninterest income decreased after the first quarter of 1993 due primarily to a decrease in gains on sale of securities. Noninterest expense increased or decreased over the quarters presented due primarily to increases or decreases in the writedowns to fair value of foreclosed real estate properties.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            UST CORP.

                                                   /S/ WILLIAM C. BROOKS
                                            SENIOR VICE PRESIDENT AND TREASURER
                                              (PRINCIPAL FINANCIAL OFFICER AND
                                               PRINCIPAL ACCOUNTING OFFICER)
Date: March 18, 1994

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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K/A of our report dated January 31, 1994 included in Registration Statement File No. 0-9623. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1993 or performed any audit procedures subsequent to the date of our report.


Arthur Andersen & Co.
Boston, Massachusetts
March 16, 1994

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